Exhibit-99.1

XL Capital Assurance Inc.
and Subsidiary
Consolidated Financial Statements
Years Ended December 31, 2003, 2002 and 2001
(Expressed in U.S. Dollars)

XL Capital Assurance Inc. and Subsidiary
Contents to Consolidated Financial Statements
December 31, 2003, 2002 and 2001

Page

Report of Independent Auditors	1

Consolidated Financial Statements

Consolidated Balance Sheets at December 31, 2003 and 2002	2

Consolidated Statements of Operations and Comprehensive Income for the years ended
December 31, 2003, 2002 and 2001	3

Consolidated Statements of Changes in Shareholder’s Equity for the years ended
December 31, 2003, 2002 and 2001	4

Consolidated Statements of Cash Flows for the years ended
December 31, 2003, 2002 and 2001	5

Notes to Consolidated Financial Statements	6–29

Report of Independent Auditors

To the Board of Directors and Shareholder
of XL Capital Assurance Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, of changes in shareholder’s equity and of cash flows present fairly, in all material respects, the consolidated financial position of XL Capital Assurance Inc. and its subsidiary (the “Company”), at December 31, 2003 and 2002, and the results of their consolidated operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These consolidated financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
New York, New York
February 10, 2004

XL Capital Assurance Inc. and Subsidiary
Consolidated Balance Sheets
December 31, 2003 and 2002

(U.S. Dollars in thousands, except share amounts)
2003		2002

Assets
Investments
Fixed maturities available for sale, at fair value
(amortized cost: 2003 - $237,589; 2002 - $110,927)	$239,629	$115,301
Short-term investments, at fair value
(amortized cost: 2003 - $8,812; 2002 - $20,153)	8,814	20,153

Total investments	248,443	135,454
Cash and cash equivalents	76,854	44,714
Accrued investment income	2,324	1,375
Prepaid reinsurance premiums	291,530	151,950
Premiums receivable	2,712	2,713
Reinsurance balances recoverable on unpaid losses	22,998	9,594
Intangible assets - acquired licenses	11,529	11,529
Deferred Federal income tax asset	13,560	5,003
Other assets	12,703	7,564

Total assets	$682,653	$369,896

Liabilities and Shareholder's Equity
Liabilities
Unpaid losses and loss adjustment expenses	$25,009	$10,380
Deferred premium revenue	318,547	163,129
Deferred ceding commissions, net	33,738	11,654
Reinsurance premiums payable	33,422	19,441
Accounts payable and accrued expenses	19,482	12,541
Current Federal income tax payable	6,754	-
Intercompany payable to affiliates	8,473	10,289

Total liabilities	445,425	227,434

Shareholder's Equity
Common stock (par value $7,500 per share at December 31, 2003 and 2002; authorized shares - 8,000 at December 31, 2003 and 2,000 at December 31, 2002; issued and outstanding shares - 2,000 at
December 31, 2003 and 2002)	15,000	15,000
Additional paid-in capital	239,173	139,154
Accumulated other comprehensive income (net of deferred Federal
income tax liability of: 2003 - $715; 2002 - $1,562)	1,327	2,812
Accumulated deficit	(18,272)	(14,504)

Total shareholder's equity	237,228	142,462

Total liabilities and shareholder's equity	$682,653	$369,896

See accompanying notes to consolidated financial statements.

XL Capital Assurance Inc. and Subsidiary
Consolidated Statements of Operations and Comprehensive Income
Years Ended December 31, 2003, 2002 and 2001

(U.S. Dollars in thousands)	2003	2002	2001
Revenues
Gross premiums written	$243,317	$154,129	$51,242
Ceded premiums written	(220,622)	(143,156)	(47,854)

Net premiums written	22,695	10,973	3,388
Change in net deferred premium revenue	(15,837)	(7,973)	(3,206)

Net premiums earned (net of ceded earned
premium of $81,042 in 2003, $32,933 in 2002
and $6,127 in 2001)	6,858	3,000	182
Net investment income	5,869	5,799	5,719
Net realized gains on investments	71	1,975	955
Net realized and unrealized gains (losses) on
credit derivatives	2,273	(24)	(138)
Fee income and other	1,412	157	-

Total revenues	16,483	10,907	6,718

Expenses
Net losses and loss adjustment expenses (net of ceded
losses and loss adjustment expenses of $13,484 in 2003,
$8,233 in 2002 and $1,532 in 2001)	1,225	754	46
Net operating expenses	19,981	17,835	18,794

Total expenses	21,206	18,589	18,840

Loss before Federal income tax benefit	(4,723)	(7,682)	(12,122)

Current Federal income tax expense (benefit)	6,754	45	(1,829)
Deferred Federal income tax benefit	(7,709)	(2,478)	(4,105)

Total Federal income tax benefit	(955)	(2,433)	(5,934)

Net loss	(3,768)	(5,249)	(6,188)

Comprehensive Income
Unrealized (depreciation) appreciation of investments
arising during year (net of deferred Federal income tax
(benefit) expense of $(822), $1,661 and $414)	(1,531)	3,042	724
Less: reclassification for gains realized in income
(net of deferred Federal income tax expense
of $25, $691 and $334)	46	1,284	621

Other comprehensive (loss) income	(1,485)	1,758	103

Comprehensive loss	$(5,253)	$(3,491)	$(6,085)

See accompanying notes to consolidated financial statements.

XL Capital Assurance Inc. and Subsidiary
Consolidated Statements of Changes in Shareholder’s Equity
Years Ended December 31, 2003, 2002 and 2001

(U.S. Dollars in thousands, except share amounts)	2003	2002	2001

Common Shares
Number of shares, beginning of year	2,000	2,000	2,500
Shell acquisition - retirement of XL Capital Assurance Inc. shares	-	-	(2,500)
Shell acquisition - issue new XL Capital Assurance Inc. shares	-	-	2,000

Number of shares - end of year	2,000	2,000	2,000

Common Stock
Balance-beginning of year	$15,000	$15,000	$15,000

Balance-end of year	15,000	15,000	15,000

Additional Paid-In Capital
Balance-beginning of year	139,154	119,154	70,000
Contribution of The London Assurance of America Inc.	-	-	24,154
Capital contribution	100,019	20,000	25,000

Balance-end of year	239,173	139,154	119,154

Accumulated Other Comprehensive Income
Balance-beginning of year	2,812	1,054	951
Net change in unrealized appreciation of investments, net of deferred
Federal tax (benefit) expense of $(847) in 2003, $970 in 2002
and $80 in 2001	(1,485)	1,758	103

Balance-end of year	1,327	2,812	1,054

Accumulated deficit
Balance-beginning of year	(14,504)	(9,255)	(3,067)
Net loss	(3,768)	(5,249)	(6,188)

Balance-end of year	(18,272)	(14,504)	(9,255)

Total shareholder's equity	$237,228	$142,462	$125,953

See accompanying notes to consolidated financial statements.

XL Capital Assurance Inc. and Subsidiary
Consolidated Statements of Cash Flows
Years Ended December 31, 2003, 2002 and 2001

(U.S. Dollars in thousands)	2003	2002	2001

Cash flows provided by operating activities
Net loss	$(3,768)	$(5,249)	$(6,188)
Adjustments to reconcile net loss to net cash provided by
operating activities
Net realized gains on sale of investments	(71)	(1,975)	(955)
Net realized and unrealized (gains) losses on credit derivatives,
excluding cash received and paid	(725)	513	179
Amortization of premium on bonds	1,176	919	117
Amortization of acquired licenses	-	-	244
Increase in unpaid losses and loss adjustment expenses, net	1,225	754	46
Increase in deferred premium revenue, net	15,838	7,973	3,206
Increase in deferred ceding commissions, net	22,084	10,536	1,118
Increase in reinsurance premiums payable	13,981	1,793	17,629
Decrease (increase) in premiums receivable	1	(1,643)	(1,043)
(Increase) decrease in accrued investment income	(949)	(478)	89
Decrease (increase) in current Federal income tax	6,754	1,651	(1,972)
Deferred Federal income tax asset	(7,709)	(2,478)	(4,105)
Increase in accounts payable and accrued expenses	5,267	1,471	2,713
(Decrease) increase in intercompany payable to affiliates	(1,816)	(1,020)	7,188
Other	(2,741)	121	(1,116)

Total adjustments	52,315	18,137	23,338

Net cash provided by operating activities	48,547	12,888	17,150

Cash flows from investing activities
Proceeds from sale of fixed maturities and short-term investments	281,357	167,142	74,052
Proceeds from maturity of fixed maturities and short-term investments	26,779	64,292	132,394
Purchase of fixed maturities and short-term investments	(424,562)	(258,812)	(225,675)

Net cash used in investing activities	(116,426)	(27,378)	(19,229)

Cash flows from financing activities
Cash of contributed company	-	-	11,279
Capital contribution	100,019	20,000	25,000

Net cash provided by financing activities	100,019	20,000	36,279

Increase in cash and cash equivalents	32,140	5,510	34,200
Cash and cash equivalents
Beginning of year	44,714	39,204	5,004

End of year	$76,854	$44,714	$39,204

Taxes paid (refund received)	$-	$(1,699)	$143

See accompanying notes to consolidated financial statements.

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2003, 2002 and 2001
1.	Organization and Ownership
XL Capital Assurance Inc. (“the Company”) is a wholly owned subsidiary of XL Reinsurance America Inc. (“XL RE AM”), formerly known as NAC Reinsurance Corporation, which is an indirect wholly owned subsidiary of XL America, Inc. (“XLA”). XLA is an indirect wholly owned subsidiary of XL Insurance (Bermuda) Ltd (“XL Insurance”). XL Insurance is an indirect wholly owned subsidiary of XL Capital Ltd (“XL Capital”), a holding company incorporated in the Cayman Islands. XLA is XL Capital’s U.S. holding company.

The Company is an insurance company domiciled in the State of New York. The Company is engaged in the business of providing credit enhancement by writing financial guaranty insurance policies on asset-backed structured finance, essential infrastructure project finance, future flow, public finance transactions, collateralized bond or collateralized debt obligations and credit default swap obligations. The Company issued its first insurance contract in December 2000.

The Company was formed on September 13, 1999 and became licensed as a financial guaranty insurer in New York upon its merger with an affiliate, X.L. Risk Solutions, Inc. on September 30, 1999.
On February 22, 2001, XL RE AM acquired all the outstanding shares of The London Assurance of America, Inc. (“LAA”). LAA was incorporated in New York on July 25, 1991. Prior to its purchase by XL RE AM, LAA was a New York-domiciled property and casualty insurance company that was licensed in 44 states and the District of Columbia. The business previously underwritten through LAA, together with all the liabilities of LAA, were reinsured effective July 1, 2000 to an affiliate of LAA under a reinsurance, assignment and assumption agreement. XL RE AM caused the Company to merge with and into LAA on the day of acquisition (with LAA as the surviving entity) and for LAA to simultaneously change its name to XL Capital Assurance Inc.

On May 15, 2002, the Company capitalized XL Capital Assurance (U.K.) Limited, (“XLCA-UK”), an insurance company organized under the laws of England. XLCA-UK is a direct wholly owned subsidiary of the Company.

In addition to its New York headquarters and London subsidiary (which has a Madrid branch), the Company maintains branch offices domestically in California and abroad in Singapore.
2.	Summary of Significant Accounting Policies
Basis of Presentation and Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its subsidiary and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), which for insurance companies differ in certain respects from the accounting practices prescribed or permitted by the New York Insurance Department (“NYID”) (See Note 14). The results include the consolidation of XLCA-UK, accounted for as a subsidiary with effect from April 24, 2002. All significant intercompany accounts and transactions have been eliminated. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the Company’s consolidated balance sheets at December 31, 2003 and 2002 and the reported amounts of revenue and expenses in the consolidated statements of operations for the years ended December 31, 2003, 2002, and 2001.

6

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001

Actual results may differ from those estimates. Certain comparative figures have been reclassified to conform with current year’s presentation.

Investments

All the Company’s investments in fixed-maturity securities are designated as available-for-sale and accordingly are carried at fair value. The fair value of investments is based on quoted market prices received from a nationally recognized pricing service or dealer quotes. The net unrealized appreciation or depreciation on investments, net of deferred Federal income tax, is included in accumulated other comprehensive income (loss). Any unrealized depreciation in value considered by management to be other than temporary is charged to income in the period that it is determined.

The Company’s process for identifying declines in the fair value of investments that are other than temporary involves consideration of several factors. These factors include (i) the time period during which there has been a significant decline in value, (ii) an analysis of the liquidity, business prospects and overall financial condition of the issuer, (iii) the significance of the decline, (iv) an analysis of the collateral structure and other credit support, as applicable, of the securities in question and (v) the Company’s intent and ability to hold the investment for a sufficient period of time for the value to recover. Where the Company’s analysis of the above factors results in the Company’s conclusion that declines in fair values are other than temporary, the cost of the security written down to fair value and the previously unrealized loss is therefore realized in the period such determination is made. At December 31, 2003 and 2002, there were no declines in fair value deemed to be other than temporary.

Bond discounts and premiums are amortized on the effective yield method over the remaining terms of securities acquired. For mortgage-backed securities, and any other holdings for which prepayment risk may be significant, assumptions regarding prepayments are evaluated periodically and revised as necessary. Any adjustments required due to the resulting change in effective yields are recognized in current income.

Short-term investments comprise securities with maturities equal to or greater than 90 days but less than one year at time of purchase. Cash equivalents include fixed interest and money market fund deposits with a maturity of under 90 days when purchased.

All investment transactions are recorded on a trade date basis. Realized gains and losses on sales of fixed-maturity securities are determined on the basis of specific identification. Investment income is recognized when earned.

Premium Revenue Recognition

Up-front premiums are reported as written and earned pro-rata to the amount of risk outstanding over the expected period of coverage. The amount of risk outstanding is equal to the sum of the par amounts of debt insured. Premiums are allocated to each bond maturity and are earned on a straight-line basis over the term of each maturity. Installment premiums are reported as written when due and are earned over each installment period – typically a month or quarter.

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001

Deferred premium revenue and prepaid reinsurance premiums represent the portion of premiums written which is applicable to the unexpired terms of policies in force. If an insured issue is retired or defeased prior to the end of the expected period of coverage, the remaining deferred premium, less any amount credited to a refunding issue insured by the Company, will be recognized in income at that time.

Fee Income and Other

The Company collects advisory and structuring fees in connection with certain transactions. Depending upon the type of fee received, the fee is either earned when it is due or deferred and earned over the life of the related transaction. Work, waiver and consent and termination fees are earned when due and are included in Fee Income and Other. Structuring and commitment fees are allocated to premiums and earned on a straight-line basis over the life of the related transaction.

Losses and Loss Adjustment Expenses

The Company maintains a non-specific reserve on its financial guaranty business which is based on industry loss experience. This reserve is available to be applied to new case basis reserves that may be established for claims on current outstanding insured principal and interest in the future. This non-specific reserve is established for expected levels of losses associated with currently insured issues and is based on a portion of premiums earned to date. The Company will, on an ongoing basis, monitor these reserves and may periodically adjust such reserves based on the Company’s actual loss experience, its future mix of business, and future economic condition. Losses and loss adjustment expenses in the accompanying consolidated balance sheets are reflected gross of reinsurance.

A case basis reserve for unpaid losses and loss adjustment expenses will be recorded at the net present value of an estimated loss when, in management’s opinion, the likelihood of a future loss on a particular insured obligation is probable and determinable at a balance sheet date. For the years ended December 31, 2003 and 2002, there are no case reserves reported and the liability for unpaid losses and loss adjustment expenses consists entirely of non-specific reserves.

Deferred Acquisition Costs

Certain costs incurred, primarily relating to and varying with the production of new business, have been deferred. These costs include direct and indirect expenses related to underwriting, marketing and policy issuance, rating agency fees and premium taxes, reduced by ceding commission income on premiums ceded to reinsurers. The Company considers the present value of future premiums under installment contracts written and the current value of deferred premium revenue when determining the recoverability of deferred acquisition costs (“DAC”). Deferred acquisition costs and deferred ceding commissions (“DCC”) are amortized on a straight-line basis over five years. If an insured issue is retired or defeased prior to the end of the expected period of coverage, the remaining deferred acquisition cost is recognized.

Reinsurance

In the normal course of business, the Company seeks to reduce the loss that may arise from events that could cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers. Reinsurance premiums ceded are earned on a pro-rata basis over the period the reinsurance coverage is provided. Prepaid reinsurance premiums represent the portion of premiums ceded which is applicable to the unexpired term of policies in-force. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Provision is made

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001

for any estimated unrecoverable reinsurance. At December 31, 2003 and 2002, the Company believes there are no material unrecoverable reinsurance balances.

Intangible Assets - Acquired Licenses

Acquired licenses were recorded at fair value when acquired as part of the 2001 acquisition of LAA. In adopting SFAS 142, “Goodwill and Other Intangible Assets,” (“SFAS 142”) the Company has determined that the licenses have an indefinite life and, therefore, are not being amortized. Prior to adoption of SFAS 142, the Company had been amortizing the acquired licenses over a 40 year period. The recoverability of the carrying values of intangible assets is evaluated annually based on a review of forecasted discounted cash flows and by referencing other available information. As of December 31, 2003 and 2002, there were no adjustments to the carrying value of intangible assets resulting from these evaluations.

Income Taxes

Deferred Federal income taxes are provided for temporary differences between the tax and financial reporting basis of assets and liabilities that will result in deductible or taxable amounts in future years when the reported amounts of the assets or liabilities are recovered or settled.

Credit Default Swaps

Credit default swaps are recorded at fair value which is determined using models developed by the Company and is dependent upon a number of factors including changes in interest rates, future default rates, credit spreads, changes in credit quality, future expected recovery rates and other market factors. The change resulting from movements in credit and quality spreads is unrealized as the credit default swaps are not traded to realize this value and are included in net realized and unrealized gains (losses) on credit derivatives.

Variable Interest Entities

The Company participates in transactions which utilize variable interest entities in the ordinary course of the Company’s business. The Company provides financial guaranty insurance of structured transactions backed by pools of assets of specified types, municipal obligations supported by the issuers’ ability to charge fees for specified services or projects, and corporate risk obligations including essential infrastructure projects and obligations backed by receivables from future sales of commodities and other specified services. The obligations related to these transactions are often securitized through off-balance sheet variable interest entities. In synthetic transactions, the Company guarantees payment obligations of counterparties, including variable interest entities, through credit default swaps referencing asset portfolios. The Company only provides financial guaranty insurance of these variable interest entities for fixed premiums at market rates but does not hold any equity positions or subordinated debt in these off-balance sheet arrangements. Accordingly, these variable interest entities are not consolidated.

Segment Reporting

As a monoline financial guaranty insurer, the Company is one reportable operating segment.

3.	Investments

The Company’s primary investment objective is the preservation of capital through maintenance of high quality investments with adequate liquidity. A secondary objective is optimizing long-term, after-tax returns.

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001

The credit quality of fixed-maturity securities at December 31, 2003 is as follows:

Percent of
fixed maturity
Rating	securities

AAA	69%
AA	7%
A	24%

100%

The amortized cost and fair value of investments as of December 31, 2003 and 2002 are as follows:

	2003

	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(U.S. Dollars in thousands)	Cost	Gains	Losses	Value

Fixed maturities
U.S. Government and government
agencies and authorities	$91,746	$1,481	$(184)	$93,043
Special revenue and assessment
obligations of agencies and
authorities of government
and political subdivisions	23,961	126	(396)	23,691
Industrial and miscellaneous	121,882	1,411	(398)	122,895

Total fixed maturities	$237,589	$3,018	$(978)	$239,629

Short-term investments
Total short-term investments	$8,812	$4	$(2)	$8,814

	2002

	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(U.S. Dollars in thousands)	Cost	Gains	Losses	Value

Fixed maturities
U.S. Government and government
agencies and authorities	$47,773	$2,601	$-	$50,374
Special revenue and assessment
obligations of agencies and
authorities of government
and political subdivisions	429	17	-	446
Industrial and miscellaneous	62,725	1,818	(62)	64,481

Total fixed maturities	$110,927	$4,436	$(62)	$115,301

Short-term investments
Total short-term investments	$20,153	$-	$-	$20,153

Fixed-maturity investments with a par value and fair value of $6,242,000 and $6,784,540 and $5,992,000 and $6,672,559 at December 31, 2003 and 2002, respectively, were on deposit with various regulatory authorities as required by insurance laws.

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001

The change in net unrealized gains consists of:

(U.S. Dollars in thousands)	Year Ended December 31,

	2003	2002	2001
Fixed-maturity securities	$2,334	$2,728	$183
Short-term investments	2	-	-

Change in net unrealized gains	$2,336	$2,728	$183

The amortized cost and fair value of bonds at December 31, 2003 and 2002 by contractual maturity are shown below. Actual maturity may differ from contractual maturity because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

(U.S. Dollars in thousands)	December 31, 2003		December 31, 2002

	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$12,030	$12,051	$-	$-
Due after one year through five years	80,849	81,616	20,163	20,904
Due after five years through ten years	57,270	57,256	23,275	23,989
Due after ten years	8,938	9,456	38,821	40,084

	159,087	160,379	82,259	84,977
Government agencies, authorities and
other mortgage-backed securities	78,502	79,250	28,668	30,324

	$237,589	$239,629	$110,927	$115,301

Proceeds from sales of fixed maturities for the years ended December 31, 2003, 2002 and 2001 are $281,357,107, $117,925,508, and $66,095,164, respectively.

The gross realized gains and gross realized losses for the years ended December 31, 2003, 2002, and 2001 related to the sale of investments were as follows:

(U.S. Dollars in thousands):
	2003		2002		2001

	Gains	Losses	Gains	Losses	Gains	Losses

Fixed maturities	$1,331	$(1,259)	$2,217	$(248)	$1,987	$(1,032)
Short-term
investments	-	(1)	6	-	-	-

	$1,331	$(1,260)	$2,223	$(248)	$1,987	$(1,032)

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001

Net investment income is derived from the following sources:

(U.S. Dollars in thousands)	Year Ended December 31,

	2003	2002	2001

Fixed maturities	$5,468	$5,180	$4,983
Short-term investments	206	315	457
Cash and cash equivalents	325	557	451

	5,999	6,052	5,891
Less: investment expenses	130	253	172

Net investment income	$5,869	$5,799	$5,719

The following table presents the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003:

(U.S. Dollars in thousands)
Less than 12 months			12 months or more		Total

Fair		Unrealized	Fair	Unrealized	Fair	Unrealized
Description of securities	Value	Losses	Value	Losses	Value	Losses

U.S. Government and
government agencies and
authorities	$21,508	$(184)	$-	$-	$21,508	$(184)
Special revenue and assessment
obligations of agencies and
authorities of government
and political subdivisions	16,136	(396)	-	-	16,136	(396)
Industrial and miscellaneous	44,213	(398)	-	-	44,213	(398)

Total temporarily im-
paired fixed-maturity
securities	$81,857	$(978)	$-	$-	$81,857	$(978)

The high credit quality of the Company’s investment portfolio of fixed maturity securities is primarily due to strict adherence to conservative investment guidelines. Unrealized gains and losses are deemed to be temporary and result from general interest rate movements. As of December 31, 2003, none of the Company’s investments were in a continuous unrealized position for twelve months or more.

XL Capital Assurance Inc. and Subsidiary Notes to Consolidated Financial Statements December 31, 2003, 2002 and 2001
4.	Information Concerning Parent and Affiliates
General Services Agreement

The Company entered into a General Services Agreement effective January 28, 2002 (the “XLFAS General Services Agreement”) with an affiliated company, XL Financial Administrative Services Inc. (“XLFAS”), a wholly owned subsidiary of XLA, that was approved by the NYID on July 18, 2002. XLFAS employs substantially all the personnel of the Company and provides the office space and furniture and equipment used by the Company. Under the terms of this agreement, operating expenses are allocated based on the requirements of Regulation 30 of the NYID. In 2003 and 2002, operating expenses were allocated to the Company under this agreement in the amount of $47,813,662 and $34,236,629, respectively.

In addition to the XLFAS General Services Agreement, the Company has entered into two service agreements with certain of its U.S. affiliates, including its ultimate U.S. holding company, XL America Inc. These services agreements include the following:

•	Amended and Restated General Services Agreement, dated January 1, 2003 (the “Global Services Agreement”) among X.L. Global Services, Inc., X.L. America, Inc. on behalf of: the Company, XLFAS and various other affiliates. The Global Services Agreement provides for the following services to be provided by X.L. Global Services, Inc.: IT Support,; Reinsurance Services; Reinsurance and retrocessional consulting; Reinsurance and retrocessional contract management; Actuarial services; Finance Dept. services; Internal Audit services; and Human Resources services. The NYID approved the Global Service Agreement on January 24, 2003.

•	Second Amended and Restated General Services Agreement, dated January 1, 2003 (the “XL America General Services Agreement”), among XLA, XLFAS, the Company and various other affiliates. The XL America General Services Agreement provides for the following services to be rendered to the Company and its affiliates: Advertising; Boards; Bureaus and Association, i.e., the subsidiaries’ direct regulatory and association participation and their proportion of industry related associated participation under the XL America trade name; Surveys and underwriting expenses; Professional fees, Total compensation; Travel and expense; Insurance; Rent and rent items; Equipment; Printing and stationery; Postage, telephone and telegraph exchange and express; Legal and auditing; License fees and taxes; Actuarial and accounting; Administrative and managerial; Data processing; Claims; and Regulatory compliance. The XL America General Services Agreement was approved by the NYID on January 22, 2003.

Expenses allocated to the Company under the Global Services Agreement and the XL America General Services Agreement for the years ended December 31, 2003 and 2002 were $3,305,010 and $200,622, respectively.

Employee Benefit Plans
XLA maintains a qualified defined contribution pension plan for the benefit of all eligible employees and a non-qualified deferred compensation plan for the benefit of certain employees of XLFAS and some other subsidiaries (collectively, the “Plans”). XLFAS’s discretionary contributions to both Plans are based on a fixed percentage of employee contributions and compensation as defined by the Plans. The Company’s share of allocated pension expense, which is funded as accrued, was $1,333,815, $1,847,385 and $670,889 for 2003, 2002 and 2001, respectively.

13

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001

Facultative Quota Share Reinsurance Treaty

On October 6, 1999, the Company entered into an arms’ length Facultative Quota Share Reinsurance Treaty (“Treaty”) with XL Financial Assurance Ltd (“XLFA”), a Bermuda financial guarantee reinsurer, which is 86.8% owned by XL Insurance (Bermuda) Ltd. The remaining 13.2% is owned by Financial Security Assurance Holdings Ltd., an unrelated company. The Treaty was amended and restated on June 22, 2001. Under the terms of this agreement XLFA agrees to reinsure up to 90% of the Company’s acceptable risks. The Company is allowed a 30% ceding commission on ceded premiums written under the terms of this agreement.

The Company entered into a Facultative Master Certificate (the “XL Re Treaty”) with XL RE AM, a New York insurance corporation with Administrative Offices in Stamford, Connecticut and the direct parent of the Company. The XL Re Treaty is effective as of November 1, 2002. Under the terms of the XL Re Treaty, XL RE AM agrees automatically to reinsure risk assumed by the Company under financial guaranty insurance policies up to the amount necessary for the Company to comply with single risk limitations set forth in Section 6904(d) of the New York Insurance Laws. The reinsurance provided by XL RE AM may be on an excess of loss or quota share basis. The Company is allowed a 30% ceding commission on ceded premiums written under the terms of this agreement. Under the XL Re Treaty, ceded premiums written amounted to $4,489,847 and $3,378,417 for the years ended December 31, 2003 and 2002, respectively.

Related Party Guarantees

The Company is a party to insurance and indemnity agreements with New York trusts (“Trusts”) formed by XLCDS LLC and XLCA Admin LLC, both affiliates of the Company. The Company guarantees timely payment of each Trust’s obligations under structured credit default swaps issued by the related Trust. These affiliates are consolidated in the financial statements of the Company. The Company recorded net written and earned premiums of $1,438,051, $651,887 and $53,942, during 2003, 2002, and 2001, respectively, related to these agreements. These amounts are included in net realized and unrealized gains (losses) on credit derivatives. The total net notional amount of these structured credit default swaps was approximately $478,381,813 and $390,208,209 at December 31, 2003 and 2002, respectively.

In 2002, the Company began providing financial guaranty insurance policies insuring timely payment of investment agreements issued by XL Asset Funding Company I LLC, an affiliate of the Company. As of December 31, 2003 and 2002, the net aggregate amount of investment agreements insured was $149,407,865 and $49,585,572, respectively. These insurance policies are collateralized by investment securities, accrued interest, cash and cash equivalents, which in 2003 and 2002 had an aggregate fair value of $152,717,561 and $50,940,415, respectively. Under these agreements, the Company recorded net premiums written and earned of $85,138 and $4,437 during 2003 and 2002, respectively.

Surplus Maintenance Agreement

The Company has entered into a Surplus Maintenance Agreement dated February 20, 2001 pursuant to which XL RE AM has agreed to maintain the Company’s statutory capital and surplus of at least $75,000,000. This agreement terminates February 20, 2004 unless otherwise extended. The Company has filed for renewal of this agreement, which is pending NYID approval.

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001

5.       Net Premiums Earned

          Net premiums earned are comprised of:

(U.S. Dollars in thousands)	Year Ended December 31,

	2003	2002	2001

Direct premiums written	$240,565	$150,893	$49,286
Assumed premiums written	2,752	3,236	1,956
Ceded premiums written	(220,622)	(143,156)	(47,854)

Net premiums written	22,695	10,973	3,388
Change in direct deferred premium revenue	(155,695)	(118,055)	(43,989)
Change in assumed deferred premium revenue	278	(141)	(944)
Change in prepaid reinsurance premiums	139,580	110,223	41,727

Net premiums earned	$6,858 (1)	$3,000	$182

          (1) Include $389 from refunded bonds.

6.       Net Operating Expenses

          Net operating expenses are comprised of:

(U.S. Dollars in thousands)	Year Ended December 31,

	2003	2002	2001

Operating expense
Gross operating expenses	$66,444	$47,290	$32,149
Less: Deferred acquisition costs ("DAC")	20,719	16,110	10,742
Add: Amortization of DAC	7,436	3,760	1,074

Operating expenses	53,161	34,940	22,481

Ceding commission revenue
Gross ceding commission revenue	68,547	39,991	14,473
Less: Deferred ceding commissions ("DCC")	48,292	28,093	11,984
Add: Amortization of DCC	12,925	5,207	1,198

Ceding commission revenue	33,180	17,105	3,687

Net operating expenses	$19,981	$17,835	$18,794

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001

7.	Deferred Ceding Commissions and Deferred Acquisition Costs

Ceding commissions revenue and acquisition costs are deferred for amortization to future periods. The ceding commission income and costs deferred and related amortization are as follows:

(U.S. dollars in thousands) :	December 31,

	2003	2002
Deferred ceding commissions, net
Beginning of year	$(11,654)	$(1,118)

Ceding commission revenue
Ceding commission revenue deferred during the year	(48,292)	(28,093)
Ceding commissions amortized	12,925	5,207

Acquisition costs
Costs deferred during the year	20,719	16,110
Costs amortized	(7,436)	(3,760)

Deferred ceding commissions, net
End of year	$(33,738)	$(11,654)

8.	Reinsurance

The Company utilizes reinsurance principally to increase aggregate premium capacity and to reduce the risk of loss on financial guarantee business underwritten. This reinsurance includes the Facultative Quota Share Reinsurance Treaty with an affiliate discussed in Note 4 as well as other facultative reinsurance with non-affiliated reinsurers. The Company is liable with respect to reinsurance ceded to the extent that any reinsurance company fails to meet its obligation to the Company. The Company regularly monitors the financial condition of its reinsurers and believes there are no material unrecoverable reinsurance balances at December 31, 2003 and 2002.

(U.S. Dollars in thousands)	2003

	Affiliate	Non-Affiliate	Total
Year ended December 31
Ceded premiums written	$213,912	$6,710	$220,622
Ceded premiums earned	75,282	5,760	81,042
Ceding commission revenue	31,742	1,438	33,180
Unpaid losses and loss adjustment
expenses ceded	11,990	1,494	13,484

At December 31
Par exposure ceded	36,231,821	635,060	36,866,881
Reinsurance balances recoverable
on unpaid losses	20,493	2,505	22,998

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001

(U.S. Dollars in thousands)	2002

	Affiliate	Non-Affiliate	Total

Year ended December 31
Ceded premiums written	$136,478	$6,678	$143,156
Ceded premiums earned	29,271	3,662	32,933
Ceding commission revenue	14,924	2,181	17,105
Unpaid losses and loss adjustment
expenses ceded	7,317	916	8,233
At December 31
Par exposure ceded	19,789,347	1,119,004	20,908,351
Reinsurance balances recoverable
on unpaid losses	8,024	1,570	9,594

9.	Outstanding Exposure and Collateral

The Company’s policies insure the scheduled payments of principal and interest on municipal obligations, structured single risks, asset-backed obligations and collateralized debt obligations. The net exposure retained on any risk is subject to formalized underwriting guidelines. The Company issued its first policy in 2000, shortly after receiving its financial strength ratings. In 2003, the Company continued to diversify its book of business both domestically and internationally, across multiple industries and by type of obligations insured. The principal amount insured as of December 31, 2003 and 2002 (gross par outstanding and net of amounts ceded to reinsurers) categorized by risk class is as follows:

Risk Classes - Par Exposure	2003			2002
(U.S. Dollars in millions)
	Gross	Net	% of Net	Gross	Net	% of Net

Public finance obligations	$15,268	$1,632	38.0%	$5,938	$567	27.6%
Structured single risks	9,484	965	22.5	5,445	393	19.2
Asset-backed obligations	8,342	889	20.7	4,648	452	22.0
Collateralized debt obligations	8,065	806	18.8	6,929	640	31.2

	$41,159	$4,292	100.0%	$22,960	$2,052	100.0%

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001

The par amounts insured as of December 31, 2003 and 2002 and the terms of maturity are as follows:

	2003

Years to Maturity - Par Exposure	Public		Non-Public
	Finance		Finance
(U.S. Dollars in millions)	Gross	Net	Gross	Net

0 to 5 years	$988	$99	$8,835	$861
5 to 10 years	1,214	123	9,212	997
10 to 15 years	1,786	183	2,639	277
15 to 20 years	1,923	209	905	86
20 years and beyond	9,357	1,018	4,300	439

	$15,268	$1,632	$25,891	$2,660

	2002

	Public		Non-Public
	Finance		Finance
	Gross	Net	Gross	Net
0 to 5 years	$75	$7	$6,527	$515
5 to 10 years	777	78	5,247	450
10 to 15 years	784	78	2,329	220
15 to 20 years	662	66	352	30
20 years and beyond	3,640	338	2,567	270

	$5,938	$567	$17,022	$1,485

The Company limits its exposure to losses from writing financial guarantees through a formal credit approval process and by maintaining a surveillance function which monitors insured transactions. Additionally, the Company mitigates credit risk by underwriting investment grade transactions, diversifying its portfolio and maintaining rigorous collateral requirements on asset-backed obligations, as well as through reinsurance.

As of December 31, 2003 and 2002, the gross and net par amounts of insured obligations in the asset-backed insured portfolio are backed by the following types of collateral:

Asset-Backed Collateral Type -
Par Exposure	2003			2002

(U.S. Dollars in millions)	Gross	Net	% of Net	Gross	Net	% of Net

Consumer assets	$5,264	$581	65.4%	$4,036	$391	86.5%
Commercial assets	3,078	308	34.6	570	57	12.6
Other asset-backed obligations	-	-	-	42	4	0.9

	$8,342	$889	100.0%	$4,648	$452	100.0%

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001

As of December 31, 2003 and 2002, the insured portfolio was diversified by type of insured obligation as shown in the following table:

Type of Insured Obligation	2003			2002

(U.S. Dollars in millions)	Gross	Net	% of Net	Gross	Net	% of Net

Collateralized debt obligations	$8,065	$806	18.8%	$6,929	$640	31.2%
General obligation	6,618	662	15.4	1,739	174	8.5
Utilities	3,792	462	10.8	2,384	225	11.0
Commercial receivables	3,078	308	7.2	570	57	2.8
Investor-owned utilities	2,560	297	6.9	1,203	89	4.3
Auto	2,574	252	5.9	884	86	4.2
Future flow	2,268	228	5.3	2,114	122	5.9
Consumer mortgages	1,392	200	4.7	2,070	205	10.0
Transportation	1,801	180	4.2	698	63	3.1
Higher education	1,621	158	3.7	867	79	3.9
Municipal GIC Program	1,492	149	3.5	494	49	2.4
Bank product	1,296	120	2.8	768	47	2.2
Non ad valorem	763	102	2.4	65	6	0.4
Credit card	992	98	2.3	556	47	2.2
Pre-insured	880	88	2.0	865	87	4.2
Project Finance	938	79	1.8	186	19	0.9
Special Revenue	360	36	0.8	-	-	-
Consumer receivables	306	31	0.7	526	53	2.6
Housing	313	31	0.7	-	-	-
Financial/Insurance	50	5	0.1	-	-	-
Structured investment products	-	-	-	42	4	0.2

	$41,159	$4,292	100.0%	$22,960	$2,052	100.0%

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001

The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas. As of December 31, 2003 and 2002, the distribution of par exposure by geographic location is set forth in the following table:

Geographic Distribution
Par Exposure	2003			2002
(U.S. Dollars in millions)
	Gross	Net	% of Net	Gross	Net	% of Net

New York	$2,921	$286	6.7%	$1,478	$146	7.1%
California	2,857	286	6.7	1,662	155	7.6
Florida	1,123	241	5.6	-	-	-
Massachusetts	1,561	152	3.5	570	38	1.8
Illinois	1,189	118	2.7	-	-	-
Alabama	1,245	111	2.6	882	88	4.3
Wisconsin	1,018	102	2.4	-	-	-
Colorado	1,014	101	2.4	-	-	-
New Jersey	962	96	2.2	-	-	-
Michigan	707	70	1.6	-	-	-
Georgia	477	66	1.5	153	29	1.4
Puerto Rico	635	63	1.5	484	48	2.3
Texas	570	57	1.3	548	55	2.7
Other U.S. Jurisdictions	3,228	324	7.5	2,239	176	8.6
U.S. Diversified	16,210	1,690	39.5	10,826	1,005	48.9
International	5,442	529	12.3	4,118	312	15.3

Total	$41,159	$4,292	100.0%	$22,960	$2,052	100.0%

In its asset-backed business, the Company considers geographic concentration as a factor in its underwriting process. However, the existence of first loss protection in a typical asset-backed securitization, in addition to other factors, makes it difficult to attribute geographic exposure to deals collateralized by diversified pools of obligations. For asset-backed transactions, the Company considers the seller/servicer, industry, and type of collateral to be more relevant measures of diversification.

As of December 31, 2003 and 2002, the distribution of par exposure by form of credit enhancement is set forth in the following table:

Credit Enhancement -
Par Exposure	2003			2002
(U.S. Dollars in millions)
	Gross	Net	% of Net	Gross	Net	% of Net

Financial guaranty insurance
policy	$36,275	$3,814	88.9%	$18,355	$1,662	81.0%
Credit default swap	4,884	478	11.1	4,605	390	19.0

	$41,159	$4,292	100.0%	$22,960	$2,052	100.0%

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001

10.	Liability for Losses and Loss Adjustment Expenses

The Company’s liability for losses and loss adjustment expenses consists of non-specific general reserves. Activity in the liability for losses and loss adjustment expenses is summarized as follows:

(U.S. dollars in thousands)	2003	2002
Balance at January 1	$10,380	$1,585
Less reinsurance recoverable	9,594	1,539

Net balance at January 1	786	46
Incurred losses and loss adjustment expense
Current year	1,761	740
Prior years	(536)	-
Recovered losses and loss adjustment expenses, net
Current year	-	-
Prior years	-	-

Net balance December 31	2,011	786
Add reinsurance recoverable	22,998	9,594

Balance at December 31	$25,009	$10,380

During 2003, the Company increased its net general reserve by $1,225,000, of which $538,000 was for originations of new business and $687,000 was for business originated in prior years.

The Company commenced writing financial guaranty business in 2000 and had relied entirely upon industry data to establish reserves until the end of 2002. In 2003, the Company refined its assumptions to take into account its actual historical loss experience and revised its estimated claim reporting pattern for non-specific loss reserves that the Company records during each loss year. The Company uses this expected loss reporting pattern, combined with changes in reported losses, to determine the prior year development amount. Since reported losses for this business have been less than originally estimated, the refinement in assumptions during 2003 resulted in a decrease in the estimate of reserves for the prior years of $7,358,000 and $536,000 on a gross and net basis, respectively. In 2002, the Company did not change its prior year loss reserves because it did not have sufficient Company-specific loss experience data available to justify amending the Company’s initial assumptions.

11.	Income Taxes

The Company’s Federal income tax return is consolidated with XLA and its subsidiaries. XLA maintains a tax sharing agreement with its subsidiaries, whereby the consolidated tax liability is allocated among affiliates in the ratio that each affiliate’s separate return liability bears to the sum of the separate return liabilities of all affiliates that are members of the consolidated group. In addition, a complementary method is used which results in reimbursement by profitable affiliates to loss affiliates for tax benefits generated by loss affiliates. At December 31, 2003 and 2002, the Company had a Federal income tax payable of $6,754,000 and $0 to XLA, respectively.

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001

The U.S. Federal income tax rate applicable to ordinary income is 35%. The actual tax expense on income from operations differs from the “expected” amount for the following reasons:

	2003		2002		2001

		Percent		Percent		Percent
		of		of		of
		Pre-Tax		Pre-Tax		Pre-Tax
(U.S. Dollars in thousands)	Amount	Loss	Amount	Loss	Amount	Loss

"Expected" tax benefit	$(1,653)	(35.0)%	$(2,689)	(35.0)%	$(4,263)	(35.0)%
Adjustments
Amortization of licenses acquired	-	-	-	-	85	0.6
Gain on contributed security	533	11.3	-	-	-	-
Valuation allowance		-	-	-	(2,414)	(19.8)
Other	165	3.5	256	3.4	658	5.4

Actual tax benefit	$(955)	(20.2)%	$(2,433)	(31.6)%	$(5,934)	(48.8)%

The components of the net deferred Federal income tax position of the Company as of December 31, 2003 and 2002 are as follows:

(U.S. Dollars in thousands)	2003	2002

Deferred tax assets
Net operating loss carryforward	$-	$1,743
Deferred ceding commissions, net	8,121	4,079
Deferred premium revenue	1,997	-
Deferred commission revenue	4,079	-
Other - net	143	756

Total deferred tax assets	14,340	6,578

Deferred tax liabilities
Unrealized appreciation of investments	(713)	(1,562)
Accretion of discount	(67)	(13)

Total deferred tax liabilities	(780)	(1,575)

Net deferred Federal income tax asset	$13,560	$5,003

Management has concluded that the deferred tax asset is more likely than not to be realized. The Company’s Federal income tax return is consolidated with XLA and its subsidiaries (“consolidated group”). Management has determined that the projected U.S. consolidated income of XLA and its subsidiaries will be sufficient to utilize the net operating losses of the consolidated group within a reasonable time. Management will continue to evaluate income generated in future periods by XLA and its subsidiaries in determining the reasonableness of its position. If management determines that future income generated by XLA and its subsidiaries is insufficient to cause the realization of the consolidated group’s net operating losses within a reasonable period, a valuation allowance would be required.

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001

12.	Lease Commitments

In November, 2002 the Company moved to new headquarters and committed to lease office space under non-cancelable leases. The leases provide for escalations resulting from increased assessments for taxes, utilities and maintenance. The table below shows minimum payments under operating leases with terms in excess of one year and expected sub-lease income:

	Minimum
	Lease	Sub-lease
(U.S. Dollars in Thousands)	Payments	Income

2004	$6,793	$1,240
2005	6,823	1,240
2006	6,823	1,265
2007	6,877	1,191
2008	7,147	778
Later years	96,586	4,553

Total	$131,049	$10,267

Rent expense was $6,797,818, $2,748,904 and $1,517,237 for the years ended December 31, 2003, 2002, and 2001, respectively.
13.	Disclosures About Fair Values of Financial Instruments

The following estimated fair values have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret the data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Fixed-maturity investments: The carrying amount is fair value, which is based primarily on quoted market prices received from a nationally recognized pricing service or dealer quotes.

Short-term investments: The carrying amount is fair value, which approximates cost due to the short maturity of these instruments.

Cash and cash equivalents: The carrying amount of these items is a reasonable estimate of their fair value due to the short maturity of these instruments.

Deferred premium revenue, net of prepaid reinsurance premiums: The carrying amount of deferred premium revenue, net of prepaid reinsurance premiums, represents the Company’s future premium revenue, net of reinsurance, on policies where the premium was received at the inception of the insurance contract. The fair value of deferred premium revenue, net of prepaid reinsurance premiums, is an estimate of the premiums that would be paid under a reinsurance agreement with a third party to transfer the Company’s financial guaranty risk, net of that portion of the premiums retained by the Company to compensate it for originating and servicing the insurance contract.

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001

Losses and loss expenses, net of reinsurance balances recoverable: The carrying value is assumed to be fair value, because the provision is established for non-specific expected levels of losses resulting from credit failures.

Installment premiums: Consistent with industry practice, there is no carrying amount for installment premiums since the Company will receive premiums on an installment basis over the term of the insurance contract. Similar to deferred premium revenue, the fair value of installment premiums is the estimated present value of the future contractual premium revenues that would be paid under a reinsurance agreement with a third party to transfer the Company’s financial guaranty risk, net of that portion of the premium retained by the Company to compensate it for originating and servicing the insurance contract. The fair value is derived by calculating the present value of the estimated future cash flow stream (net premium and ceding commissions) discounted at 7%.

	2003		2002

	Carrying	Estimated	Carrying	Estimated
(U.S. Dollars in thousands)	Amount	Fair Value	Amount	Fair Value
Assets
Fixed-maturity investments	$239,629	$239,629	$115,301	$115,301
Short-term investments	8,814	8,814	20,153	20,153
Cash and cash equivalents	76,854	76,854	44,714	44,714
Liabilities
Deferred premium revenue, net of
prepaid reinsurance premiums	27,017	19,800	11,179	7,965
Loss and loss adjustment expenses,
net of reinsurance recoverable on
unpaid losses	2,011	2,011	786	786
Off-Balance Sheet Instruments
Installment premiums	-	94,497	-	63,123

14.	Statutory Accounting Practices and Dividend Restrictions GAAP differs in certain significant respects from accounting practices prescribed or permitted by the NYID.

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001

The following summarizes the significant differences between statutory accounting practices and GAAP.

(U.S. Dollars in thousands)	2003	2002	2001

Net income
GAAP net loss	$(3,768)	$(5,249)	$(6,188)
Statutory adjustments
Premium revenue recognition	(1,070)	(185)	(13)
Net losses and loss adjustment expenses	1,133	754	59
Deferred Federal income tax benefit	(7,709)	(2,478)	(4,105)
Current Federal income tax benefit	95	-	-
Amortization of intangible assets	-	-	244
Deferred acquisition costs and ceding commissions, net	-	(1,118)	1,118
Purchase accounting adjustments for merged company	-	-	429
Net income (loss) of consolidated subsidiary	844	(218)	-
FAS 133 - change in fair value of credit derivatives
excluding cash received and paid	(725)	513	179
Other	178	162	(9)

Statutory net loss	$(11,022)	$(7,819)	$(8,286)

Shareholder's equity
GAAP shareholder's equity	$237,228	$142,462	$125,953
Statutory adjustments
Premium revenue recognition	(1,268)	(198)	(13)
Deferred Federal income tax (benefit) liability	546	1,721	(3,495)
Current Federal income tax benefit	95	-	-
Net unpaid losses and loss adjustment expenses	2,011	786	60
Contingency reserve	(3,369)	(1,134)	(160)
Non-admitted assets	(13,731)	(6,211)	(828)
Intangible assets - acquired licenses	(11,529)	(11,529)	(11,529)
Deferred acquisition costs and ceding commissions, net	-	-	1,118
Unrealized appreciation of investments	(2,042)	(4,374)	(1,646)
FAS 133 change in fair value of credit derivatives
excluding cash received and paid	(33)	692	179
Other	158	92	(96)

Statutory policyholders' surplus	$208,066	$122,307	$109,543

The principal differences result from the following statutory accounting practices:

•	Bonds are carried at amortized cost rather than designated as available for sale and carried at market value. Unrealized gains or losses are not recognized as a separate component of shareholder’s equity net of applicable deferred Federal income taxes.

•	Assets such as furniture and equipment, leasehold improvements, prepaid expenses and deposits are non-admitted and are charged directly to policyholders’ surplus.

•	A formula-based contingency reserve is established by an appropriation of unassigned surplus.
This reserve is calculated at the greater of a prescribed percentage applied to insured outstanding principal or 50% of premiums written, net of ceded reinsurance. The prescribed percentage varies by the type of outstanding principal. The reserve is available to be applied to new case basis reserves that are established for claims on current outstanding insured principal and interest in the future. A non-specific reserve is not recorded.

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001

•	Current Federal income taxes are provided only on taxable income for which income taxes are currently payable and deferred tax assets are limited to an amount determined to be realizable within one year based on management’s estimation of the future realizability of deferred tax assets.

•	Purchase accounting adjustments are not recognized.

•	Acquisition costs are charged to operations as incurred rather than as related premiums are earned.

•	Up-front premiums are recognized as earned when the related risk has expired rather than over the period of risk.

•	Certain assets designated as “non-admitted assets” are charged directly to statutory surplus, but are reflected as assets under GAAP.

The National Association of Insurance Commissioners (“NAIC”) adopted a new Statutory Accounting Principles Manual (referred to as the “Codification”) effective January 1, 2001. The Codification replaced the prior Accounting Practices and Procedures Manual as the NAIC’s primary guidance on statutory accounting. The NYID adopted the Codification effective January 1, 2001, except where it is in conflict with New York Insurance Law and with certain specific prescribed additional practices and procedures. The Company adopted the requirements of Codification effective January 1, 2001 without any significant changes in opening statutory policyholders’ surplus or in the way it reported its 2001 statutory financial position and results of operations.

Under New York Insurance Law, the Company may pay dividends to XL RE AM, without the prior approval of the Superintendent of the NYID, only from earned statutory policyholders’ surplus subject to the maintenance of the minimum capital and surplus requirement. In addition, the dividend, together with all other dividends declared or distributed by the Company during the preceding twelve months, may not exceed the lesser of 10% of its policyholders’ surplus as shown in the Company’s last filed statement, or adjusted net investment income, as defined, for such twelve-month period. As of December 31, 2003, the Company had no earned surplus available for the payment of dividends during the next twelve months.

15.	Shareholder’s Equity

The Company was formed on September 13, 1999, with 2,500 shares of common stock at a par value of $6,000 per share.

On February 22, 2001, XL RE AM acquired all the outstanding shares of The London Assurance of America, Inc. (“LAA”) for $24,154,000. Prior to its purchase by XL RE AM, LAA was a New York-domiciled property and casualty insurance company that was licensed in 44 states and the District of Columbia. The business previously underwritten through LAA, together with all the liabilities of LAA, were ceded effective July 1, 2000 to an affiliate of LAA under an assumption reinsurance arrangement. XL RE AM caused the Company to merge with LAA on the day of acquisition and for LAA to simultaneously adopt the name of XL Capital Assurance Inc. In the merger process, the Company repurchased 500 shares of common stock with a par value of $6,000. The remaining 2,000 outstanding shares of common stock were immediately converted into issued and outstanding shares, $7,500 par value, of the merged company. This transaction had no effect on the Company’s stated capital.

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001

On August 23, 2001, the Company received a $25,000,000 cash infusion from XLA, the parent company, as additional paid-in capital. The capital will be used for general working capital purposes and to support the Company’s business strategy.

On May 15, 2002, the Company received a $20,000,000 cash infusion from XLA as additional paid-in capital. The funds were used to capitalize XLCA-UK.

On December 8, 2003, the Company received a $100,019,000 capital infusion from XLA as additional paid-in capital. The funds will be used to support the Company’s growth and business strategy.

16.	Credit Default Swaps

Credit default swaps insured by the Company meet the definition of a derivative under SFAS No. 133. Effective January 1, 2001, the Company has recorded these products at fair value, modeled on prevailing market conditions and certain other factors relating to the structure and credit quality of the transaction. The Company considers credit default swaps to be, in substance, financial guaranty contracts as the Company intends to hold them to maturity. The full change in fair value is included in net realized and unrealized gains (losses) on credit derivatives.

Credit default swaps generally cover a portfolio of securities. The credit ratings of the underlying securities vary and a single rating is calculated for the Company’s exposure at the inception of the transaction by an independent credit rating agency. In order to effectively price and market the transaction, different tranches are modeled for the purpose of assigning credit ratings based upon the level of subordination. Generally, a primary layer of first loss protection is created with the Company participating in the senior or higher quality rated tranches of the transaction.

The Company’s exposure is fair valued taking into account changes in credit spreads, current market conditions, as well as the overall credit quality of the underlying collateral.

The Company’s credit default swap portfolio generally requires the Company to meet payment obligations for referenced credits within the portfolio in the event of specific credit events after exhaustion of various first loss protection levels. These credit events are contract specific, but generally cover bankruptcy, failure to pay and repudiation. The credit default swap portfolio consists of structured pools of corporate obligations that were awarded investment grade ratings at the deals’ inception. On a net par basis, approximately 85% of the portfolio is rated AAA with the remaining 15% allocated to other investment grade ratings. The weighted average term of the contracts in force was 4.71 years. The portfolios are currently performing as expected.

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001

The components of the Company’s net credit default swap asset and liability classified with other assets and accounts payable and accrued expenses, respectively, at December 31, 2003 and 2002 are as follows

(U.S. Dollars in thousands)	2003	2002
Assets
Gross credit derivative gains	$4,945	$27
Reinsurance	4,424	21

Net assets	$521	$6

Liabilities
Gross credit derivative losses	$4,718	$7,447
Reinsurance	4,230	6,749

Net liabilities	$488	$698

The components of the Company’s net realized and unrealized gains (losses) on credit derivatives for the years ended December 31, 2003, 2002 and 2001 are as follows:

(U.S. Dollars in thousands)	2003	2002	2001
Net premiums earned	$1,438	$652	$54
Loss reserves and other adjustments	110	(163)	(13)
Net fair value adjustment	725	(513)	(179)

Net realized and unrealized gains (losses)
on credit derivatives	$2,273	$(24)	$(138)

17.	Recent Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). The objective of FIN 46 is to improve financial reporting by companies involved with variable interest entities. This new model for consolidation applies to an entity in which either (1) the powers or rights of the equity holders do not give them sufficient decision making ability; (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties or (3) the equity investment at risk does not absorb the expected losses or residual returns of the entity. FIN 46 requires a variable interest entity to be consolidated by the company that is subject to a majority of the risk of loss from the variable interest entity’s activities or that is entitled to receive a majority of the entity’s residual returns or both. In December 2003, FASB issued a revision to FIN 46 (“FIN 46-R”) which clarified several provisions of FIN 46, superceded the related FASB Staff Positions, and amended the effective date and transition of the pronouncement, except for certain types of entities. The Company is required to apply the provisions of FIN 46-R not later than March 31, 2004. However, the Company must apply the provisions of FIN 46 or FIN 46-R to those entities that are considered to be special-purpose entities no later than December 31, 2003. The adoption of FIN 46 did not have a material effect on the Company’s financial condition and results of operations. The Company is currently evaluating the impact of FIN 46-R, and likewise does not expect adoption to have a material effect on the Company’s financial condition and results of operations.

XL Capital Assurance Inc. and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2003, 2002 and 2001

In underwriting financial guaranty insurance, the Company believes the risk of any loss to be remote based upon the Company’s requirement that guaranteed obligations be investment grade prior to the provision of credit enhancement. Typically, in the case of asset-backed securities and other structured obligations such investment grade ratings are based upon subordination, cash reserves, and other structural protections. Consequently, the Company has determined that it does not have a significant variable interest in such variable interest entities. Accordingly, these variable interest entities are not consolidated. Disclosures of the Company’s maximum loss and nature and size of variable interest entities in which the Company is involved is included in Note 9.

In April 2003, FASB issued Statement No. 149. “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”). SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133. SFAS 149 also clarifies the types of financial guarantee contracts that are included in the scope exception of SFAS 133 and the characteristics of a derivative that contains financing components. SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and should be applied prospectively. The adoption of SFAS 149 did not have a material effect on the Company’s financial condition and results of operations.

18.	Quarterly Financial Information (Unaudited)

	2003

(U.S. Dollars in thousands)	First	Second	Third	Fourth	Full Year
Gross premiums written	$33,240	$77,886	$72,755	$59,436	$243,317
Net premiums written	2,406	7,570	8,220	4,499	22,695
Net premiums earned	1,124	1,529	1,709	2,496	6,858
Net investment income	1,374	1,480	1,515	1,500	5,869
Net losses and loss adjustment expenses	359	529	140	105	1,133
Income (loss) before income taxes	(4,010)	374	346	(1,433)	(4,723)
Net income (loss)	(2,400)	(72)	334	(1,630)	(3,768)

	2002

(U.S. Dollars in thousands)	First	Second	Third	Fourth	Full Year
Gross premiums written	$14,528	$73,526	$18,539	$47,536	$154,129
Net premiums written	1,833	6,270	1,254	1,616	10,973
Net premiums earned	572	552	854	1,022	3,000
Net investment income	1,599	1,317	1,458	1,425	5,799
Net losses and loss adjustment expenses	143	138	214	259	754
Loss before income taxes	(3,757)	(1,903)	(1,656)	(366)	(7,682)
Net loss	(2,520)	(1,153)	(1,085)	(491)	(5,249)